Exhibit 99.6
FAIRPOINT COMMUNICATIONS COMPLETES MERGER WITH VERIZON’S
WIRELINE OPERATIONS IN MAINE, NEW HAMPSHIRE AND VERMONT
CHARLOTTE, N.C. (March 31, 2008) — FairPoint Communications, Inc. (NYSE:FRP) today closed its previously announced transaction in which FairPoint merged with Northern New England Spinco Inc. (Spinco), an entity which owned Verizon Communications’ landline and certain related operations in Maine, New Hampshire and Vermont. FairPoint is the surviving company in the merger.
As a result of the transaction closing, FairPoint is now the eighth largest telephone company in the United States with operations throughout the country. FairPoint remains committed to enhancing and expanding the communications networks and infrastructures that serve the company’s customer base, while ensuring that it maintains an appropriate and serviceable debt level and returns value to shareholders through dividends.
On a combined pro forma basis as of December 31, 2007, FairPoint has approximately 1,906,748 total access line equivalents which includes 1,110,722 residential voice access lines; 505,449 business voice access lines; and 290,577 HSD subscribers, including DSL, cable modem and wireless broadband.
In connection with the merger, Verizon received a $1.16 billion cash payment from Spinco and $551 million of 13 1/8% senior notes due in 2018 issued by Spinco, and Verizon’s stockholders received approximately 54 million shares of FairPoint’s common stock. In total, this results in FairPoint total senior secured debt of $1.635 billion, senior notes of $551 million and total shares outstanding of approximately 89 million.
“This is a great day in our progression. Many dedicated employees have worked tirelessly to achieve this milestone and I am ever grateful,” said Gene Johnson, chairman and CEO of FairPoint Communications. “The result of our efforts is the creation of the eighth largest telephone company in the United States, one truly dedicated to serving its communities. We look forward to continuing with the integration and emerging from the Transition Services Agreement on schedule. We are all excited about joining with the over 2,500 new employees from Verizon. We are dedicated to putting our customers first in all we do.”
About FairPoint
FairPoint Communications, Inc. is an industry leading provider of communications services to communities across the country. Today, FairPoint owns and operates 32 local exchange companies in 18
-more-

states offering advanced communications with a personal touch including local and long distance voice, data, Internet, television and broadband services. FairPoint is traded on the New York Stock Exchange under the symbol FRP. Learn more at www.fairpoint.com.
This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.
Source: FairPoint Communications, Inc., www.fairpoint.com.
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